CLARK, WILSON
Barristers & Solicitors
HSBC Building, 800 - 885 West Georgia St., Vancouver BC  V6C 3H1  Canada  Tel.:
                      (604) 687-5700  Fax:  (604) 687-6314
Associated with:  Eiko Sogo Law Office, Attorneys & Counsellors at Law, Osaka,
    Japan.  Some lawyers at Clark, Wilson practice through law corporations.

March  16,  2000
Board  of  Directors
GlobalNetCare,  Inc.
Suite  950  -  2000  McGill  College
Montreal,  Quebec  H3A  3H3
Dear  Sirs:
          We act as counsel to GlobalNetCare, Inc. (the "Company"), a Florida corporation, and have assisted in the preparation of the registration statement (the "Registration Statement") of the Company under the Securities Act of 1933, as amended (the "1933 Act") of 1,000,000 common shares (the "Shares") in the capital of the Company granted or issuable pursuant to Employment Agreements dated November 1, 1999 (the "Agreements"), between the Company and each of Harvey Lalach and Jimmy Foussekis (the "Selling Stockholders").
          For the purposes of rendering this opinion, we examined originals or photostatic copies of such documents as we deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto.
          Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that (i) the Registration Statements becomes and remains effective, and the prospectus which is a part thereof (the "Prospectus"), and the Prospectus delivery procedures with respect thereto, fulfil all of the requirements of the 1933 Act, throughout all periods relevant to the opinion, and (ii) all offers and sales of the Shares will be made in compliance with the securities laws of the states and/or provinces having jurisdiction thereof, we are of the opinion that the Shares held by the Selling Stockholders are, and the Shares to be issued pursuant to the Agreements upon receipt of adequate consideration will be, legally issued, fully paid and non-assessable.

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          This  opinion  is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours  truly,

/s/ Clark, Wilson
CLARK,  WILSON